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                                   EXHIBIT 12

                          FINOVA CAPITAL CORPORATION
            COMPUTATION OF RATIO OF (LOSSES) INCOME TO FIXED CHARGES
                             (Dollars in Thousands)




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                                                                                         Six Months Ended
                                                                                             June 30,
                                                                                    2001                     2000
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
(Loss) income from continuing operations before income taxes                     $(480,598)                $169,184
Add fixed charges:
  Interest expense                                                                 331,265                  292,857
  One-third rentals                                                                  2,336                    2,585
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    Total fixed charges                                                            333,601                  295,442
(Loss) income from continuing operations as adjusted                             $(146,997)                $464,626
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Ratio of (loss) income from continuing operations to fixed charges                   (0.44)                    1.57
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